Sun Life Financial Inc.

Renewal Annual Information Form

  For the Year Ended December 31, 2004

February 14, 2005

PRESENTATION OF INFORMATION

In this Annual Information Form (AIF), Sun Life Financial Inc. (SLF Inc.) and its consolidated subsidiaries, significant equity investments and joint ventures are collectively referred to as “Sun Life Financial” or the “Company”.

Unless otherwise indicated, all information in this AIF is presented as at and for the year ended December 31, 2004, and amounts are expressed in Canadian dollars. Financial information is presented in accordance with Canadian generally accepted accounting principles (GAAP) and the accounting requirements of the Office of the Superintendent of Financial Institutions Canada (OSFI).

Documents Incorporated by Reference
The following documents are incorporated by reference into this AIF: (i) SLF Inc.’s Management’s Discussion and Analysis (MD&A) for the year ended December 31, 2004, and (ii) SLF Inc.’s Consolidated Financial Statements and accompanying notes (the Consolidated Financial Statements) for the year ended December 31, 2004. These documents have been filed with applicable securities regulators in Canada and may be accessed at www.sedar.com and have been filed with the United States Securities and Exchange Commission (the SEC) and may be accessed at www.sec.gov.

Forward-looking Statements

Some of the statements contained or incorporated by reference in this AIF, including those relating to Sun Life Financial’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” or similar expressions, are forward-looking statements within the meaning of securities laws. Forward-looking statements include, without limitation, the information concerning possible or assumed future results of operations of Sun Life Financial set out under “General Development of the Business” and “Business of Sun Life Financial”. These statements are not historical facts but instead represent only Sun Life Financial’s expectations, estimates and projections regarding future events.

The forward-looking statements contained or incorporated by reference in this AIF are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. The future results and stockholder value of SLF Inc. may differ materially from those expressed in the forward-looking statements contained or incorporated by reference in this AIF due to, among other factors, the matters set out in this AIF under the heading “Risk Factors” and the factors detailed in SLF Inc.’s other filings with Canadian and U.S. securities regulators, including its annual and interim MD&As and annual and interim financial statements and the notes thereto. SLF Inc. does not undertake any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this AIF or to reflect the occurrence of unanticipated events, except as required by law.

Table of Contents

	Page Reference
		Incorporated by Reference from
			Consolidated
	Annual	Management's	Financial
	Information	Discussion and	Statements and
	Form	Analysis	Notes

CORPORATE STRUCTURE	1
GENERAL DEVELOPMENT OF THE BUSINESS	2
BUSINESS OF SUN LIFE FINANCIAL	4
Overview of Business		4
Performance Overview		5-6
Consolidated Results of Operations		7-8
Quarterly Information		9
Non-GAAP Financial Measures		10
Sun Life Financial Canada		11-16
Sun Life Financial United States		17-21
MFS Investment Management		22-23
Sun Life Financial Asia		24-26
Sun Life Financial United Kingdom		27
Corporate Capital		28
Corporate Developments		29
Risk Management		34-36
Investments		37-39
MANAGEMENT’S DISCUSSION AND ANALYSIS	5	1-46
CAPITAL STRUCTURE	5	41-42	29-31
CONSTRAINTS ON COMMON SHARES	6
MARKET FOR SECURITIES	7
DIVIDENDS	7	29, 42	4
ASSET-BACKED SECURITIES	8	43	21-22
TRANSFER AGENTS	8
DIRECTORS AND EXECUTIVE OFFICERS	9
CODE OF ETHICS	13
PRINCIPAL ACCOUNTANT FEES AND SERVICES	13
INTERESTS OF EXPERTS	14
REGULATORY MATTERS	14
RISK FACTORS	22
LEGAL PROCEEDINGS	26
ADDITIONAL INFORMATION	26
APPENDIX A	27
APPENDIX B	30

CORPORATE STRUCTURE

Incorporation

     Sun Life Financial Services of Canada Inc. was incorporated under the Insurance Companies Act (Canada) (the Insurance Act) on August 5, 1999. It changed its name to Sun Life Financial Inc. on July 2, 2003, pursuant to Letters Patent of Amendment.

     As of December 31, 2004, Sun Life Assurance Company of Canada (Sun Life Assurance) was the principal operating subsidiary of SLF Inc. Sun Life Assurance was incorporated by a Special Act of Parliament of Canada in 1865 as a stock company. Sun Life Assurance was converted into a mutual company through a process that was completed in 1962 under the provisions of the Canadian and British Insurance Companies Act, R.S.C 1952, c. 31. In 1992, the Special Act of Sun Life Assurance, as amended, was replaced by amending letters patent issued under the Insurance Act. On March 22, 2000, Sun Life Assurance was converted from a mutual insurance company to a stock insurance company pursuant to letters patent of conversion issued under the Insurance Act and SLF Inc. became the public holding company of Sun Life Assurance.

     Sun Life Financial traces its roots in Canada back to 1865, in the United States to 1895, in Asia to 1892, and in the United Kingdom to 1893. Sun Life Financial’s corporate office is located in the Sun Life Tower, 150 King Street West, Toronto, Ontario, Canada M5H 1J9. Sun Life Financial’s principal office in Canada is located at 227 King Street South, Waterloo, Ontario, Canada N2C 4C5. Its principal office in the United States is located at One Sun Life Executive Park, Wellesley Hills, Massachusetts, U.S.A. 02481. Its regional headquarters for Asia is located at Two Pacific Place, 88 Queensway, Hong Kong and its principal office in the United Kingdom is located at Basing View, Basingstoke, United Kingdom RG21 4DZ.

Principal Subsidiaries and Significant Equity Investments

     Sun Life Financial offers wealth management and protection products and services (as described under “Business of Sun Life Financial”) primarily in Canada, the United States, Hong Kong, the Philippines, India and China. Sun Life Financial’s corporate structure as at December 31, 2004, including its principal direct and indirect subsidiaries and significant equity investments (with the jurisdiction of incorporation of each indicated in italics), is shown below. Unless otherwise indicated, all companies shown below are 100% owned.

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Corporate Reorganization

     On October 28, 2004, SLF Inc. and Sun Life Assurance announced their intention, subject to receipt of regulatory approvals, to carry out a reorganization plan under which most of Sun Life Assurance’s investment management businesses in Canada and the United States, including the majority of its U.S. annuities business, would be transferred to Sun Life Financial Corp., a newly incorporated subsidiary of SLF Inc. (the Reorganization). The Reorganization was completed on January 4, 2005.

     Under the Reorganization, Sun Life Assurance transferred its shares of CI Fund Management Inc. (CI Funds), McLean Budden Limited, Massachusetts Financial Services Company and its other U.S. subsidiaries to the new subsidiary of SLF Inc. After the Reorganization, the operations remaining in Sun Life Assurance consist primarily of the life, health and annuities businesses of the Company’s Canadian operations, most of the life and health businesses of its United States operations, and all of its operations in the United Kingdom and Asia.

     The Reorganization allows Sun Life Financial to position itself to benefit from the revised draft capital guidelines for life insurance holding companies recently issued by OSFI. Additional information on these new capital rules is provided in this AIF under the heading “Regulatory Matters – Canada”.

     Sun Life Financial’s corporate structure after the Reorganization on January 4, 2005, is shown below.

GENERAL DEVELOPMENT OF THE BUSINESS

Overview

     Sun Life Financial’s growth strategy is to balance the higher long-term growth prospects of emerging markets with the relative stability of mature markets. Sun Life Financial’s recent growth reflects several trends that have generally affected the financial services industry. The first trend is the maturing of the protection market in North America. In Canada and the United States, Sun Life Financial has shifted the focus of its protection business from traditional participating products towards fixed and variable universal life and other non-participating products as a result of increasing demands for these products. In Asia, Sun Life Financial has been focusing on emerging markets offering significant long-term growth opportunities.

     The second trend has been the growing need for wealth accumulation products, including annuities, group pensions and mutual funds, driven by the aging population in North America becoming increasingly concerned about outliving their assets. The market downturn in the early 2000s further heightened consumers’ awareness of the value of asset allocation and diversification, and led to a greater interest in product guarantee features. Sun Life Financial has benefited from this trend by being a strong, well-established provider of these products in Canada and the United States.

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Sun Life Financial is also expanding its wealth management operations in India and continues to grow its wealth operations in the Philippines.

     Mergers and acquisitions in the Canadian insurance industry in the past three years have significantly changed the competitive landscape as the three largest companies now serve more than two-thirds of most life insurance markets in Canada. With its integration of Clarica Life Insurance Company (Clarica) behind it, Sun Life Financial is now able to return its focus to the development of new products and services, placing it in a strong position to compete for new business.

     Over the past few years, the Company has been expanding its operations in Asia which presents significant long-term growth opportunities. In the Philippines, Hong Kong and Indonesia, the Company operates through subsidiaries and has been growing its distribution through agency expansion and alternate channel arrangements. In India and China, the Company continues to expand its operations conducted through joint ventures with established local partners using a multi-channel distribution system.

Acquisitions, Disposals and Business Combinations

     Sun Life Financial maintains an ongoing program of assessing its businesses and corporate strategies in order to optimize the use of capital and enhance shareholder value. Financial details of Sun Life Financial’s acquisitions and disposals in the past three years are discussed in Notes 3 and 5 to SLF Inc.’s 2004 Consolidated Financial Statements. The following is a summary of the acquisitions, disposals and business combination activities in the past three years.

CI Fund Management Inc.

     On July 25, 2002, Sun Life Financial acquired 71 million common shares of CI Funds, a major Canadian mutual fund manager, in exchange for all of the shares of the Company’s Canadian mutual fund subsidiaries, Spectrum Investment Management Limited and Clarica Diversico Ltd. Including this transaction, the Company’s economic interest in CI Funds was 31.7% on July 25, 2002.

     On March 20, 2003, Sun Life Financial increased its ownership interest in CI Funds by issuing approximately 2 million common shares of SLF Inc. in exchange for approximately 5 million common shares of CI Funds. As a result of this transaction, the Company’s economic interest in CI Funds was approximately 34%.

     In the fourth quarter of 2003, CI Funds acquired Synergy Asset Management Inc. and the Canadian operations of Assante Corporation. Sun Life Financial supported the transaction and maintained its 34% ownership interest in CI Funds by acquiring additional CI Funds common shares for $266 million.

     On June 3, 2004, the Company sold two distribution subsidiaries, IQON Financial Management Inc. and Synera Financial Services Inc. to Assante Corporation.

Clarica Life Insurance Company

     On May 29, 2002, SLF Inc. acquired Clarica which was a leading provider of insurance and investment products in the Canadian market. Clarica was amalgamated with Sun Life Assurance on December 31, 2002. The amalgamated company operates under the legal name of Sun Life Assurance Company of Canada.

     On January 7, 2003, the Company sold Clarica U.S. Inc., a subsidiary acquired as part of the Clarica acquisition, to Midland National Life Insurance Company after concluding that it was not a strategic fit for the Company’s U.S. operations.

Sun Life Financial United Kingdom Operations

     The Company no longer sells life and pension products to new customers in the U.K. In March 2002, the Company signed agreements with Marlborough Stirling Group, a U.K.-based software and service provider specializing in the financial services sector, to outsource the administration of its closed book of U.K. individual life and pension business.

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     On February 28, 2003, the Company sold its U.K. group insurance business to Unum Limited as part of its efforts to realize the underlying value of its U.K. operations. Under the sale agreements, Unum Limited acquired the Company’s U.K. group income protection business and the renewal rights to its group life business.

BUSINESS OF SUN LIFE FINANCIAL

Overview

     Sun Life Financial is a leading international financial services organization, providing a wide range of savings, retirement, pension, mutual funds, investment management, and life and health insurance products and services to individual and corporate customers. At December 31, 2004, Sun Life Financial was one of the three largest Canadian life insurance organizations based on total assets under management of $360 billion. Sun Life Financial recorded total revenue of $21.7 billion and shareholders’ net income of $1.7 billion for the year ended December 31, 2004. At December 31, 2004, SLF Inc. and its subsidiaries had approximately 13,800 employees worldwide. Sun Life Financial also has an extensive global distribution network consisting of career sales forces in certain countries, independent insurance agents, investment dealers and financial planners.

     Sun Life Financial’s operations are divided into reportable segments that reflect its management and internal financial reporting structures. Each segment has its own management and is responsible for its financial performance. As at December 31, 2004, the Company had six reportable segments: Sun Life Financial Canada (SLF Canada), Sun Life Financial United States (SLF U.S.), MFS Investment Management (MFS), Sun Life Financial Asia (SLF Asia), Sun Life Financial United Kingdom (SLF U.K.), and Corporate Capital. These reportable segments derive their revenues principally from mutual funds, investment management and annuities, life and health insurance, life retrocession and financial reinsurance. Revenues not attributed to the strategic business units were derived primarily from investments of a corporate nature and earnings on capital. Corporate Capital included the run-off reinsurance operations and those other operations for which management responsibility resided in head office. Net income (loss) from continuing operations in this category is shown net of certain expenses borne centrally.

     Sun Life Financial’s operations, including its risk management policies and investment activities, are described in SLF Inc.’s 2004 MD&A.

Wealth and Protection Industries

     The global financial services industry is undergoing a period of significant evolution, particularly in North America. The wealth management and protection industries are transforming rapidly in response to demographic shifts, changing customer expectations, changing government regulations, advances in technology and increased competition and consolidation in the financial services sector. While equity markets improved during 2004, interest rates continued to remain at historically low levels.

     Demographic shifts, particularly in North America, highlighted by increasing life expectancies and a growing retirement population, have resulted in an increased emphasis on retirement planning and saving, with a focus on inter-generational wealth transfer vehicles. Concerns about the ability of governments to finance traditional sources of retirement income have led consumers to focus on self-directed investments intended to supplement these sources of retirement income. Customers in the insurance and wealth management industries have also grown increasingly sophisticated which, together with a growing desire for self-directed investments, has resulted in a more knowledgeable and demanding customer base. One of the results of these changes is that there has been a shift from traditional guaranteed products such as annuities to market-based mutual and segregated funds with guarantee features.

     Changes in the regulation of the financial services industry in North America have reduced the traditional barriers between the banking, insurance and investment industries, heightening competition in these markets. Canadian financial services legislation provides a regulatory framework for further convergence of the banking, insurance and investment industries and several major Canadian banks have significant securities, wealth management and insurance operations. On June 23, 2003, the government of Canada released a policy paper titled Response of the Government to Large Bank Mergers in Canada: Safeguarding the Public Interest for Canadians and Canadian Businesses. This document was prepared in response to reports issued by the House of Commons Standing Committee on Finance and the Senate Standing Committee on Banking, Trade and Commerce on the public interest considerations in reviewing bank mergers.

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     Sun Life Financial’s position on further consolidation in the Canadian financial services industry is outlined in a submission to the Government of Canada dated December 31, 2003 titled Consolidation of the Canadian Financial Services Sector in the Public Interest, and is accessible on Sun Life Financial’s Web site, www.sunlife.com. At present, there is no clear timetable for the Government to announce possible legislation or policy changes relating to bank/bank and bank/insurer mergers and acquisitions.

     In the United States, ongoing consolidation continues to create larger financial institutions involved in the banking, insurance and investment management businesses.

     Financial services companies, particularly in North America and Asia, are increasing their development of multiple distribution channels, including independent third party brokers and financial planners, and making increasing use of electronic communication channels, such as the Internet, to reach customers.

     The financial services industry in Asia ranges from mature well-developed markets to emerging, high growth markets that in many cases are still largely state-dominated. Within the emerging market sector, the regulatory environments are moving towards market liberalization, opening their markets to foreign participants and aligning their regulatory environments more closely with standards prevalent in more mature markets.

Products and Distribution

     The Company’s products and services as well as their methods of distribution are described in SLF Inc.’s 2004 MD&A under the heading “Overview of Business”.

Competition

     The markets in which Sun Life Financial engages are highly competitive. Sun Life Financial’s competitors include other insurance companies, mutual fund companies, banks, financial planners and other providers. Frequently, competition is on the basis of pricing and ability to provide value-added services to distributors and customers. Among other things, the competition in the wealth management and protection industries throughout the world has resulted in a trend towards the global consolidation of the financial services industry. Within the Canadian market, following the recent mergers and acquisitions, three large companies and a group of mid-tier to small companies remain. Since the smaller companies lack scale, it is anticipated that additional consolidation will occur. Management believes that Sun Life Financial will increasingly face more competition from large, well-capitalized financial services companies in each jurisdiction in which it operates.

     Sun Life Financial intends to sustain its leadership in the marketplace through its financial strength and high credit ratings, its recognized brand, its product innovation and underwriting expertise, and its quality customer services. The acquisition of Clarica in 2002 created a stronger organization in Canada with enhanced products, expanded distribution power, greater management depth and lower cost structures, and further strengthened Sun Life Financial’s ability to compete successfully within Canada as well as in the international marketplace.

MANAGEMENT’S DISCUSSION AND ANALYSIS

     SLF Inc.’s 2004 MD&A is incorporated by reference into this AIF and should be read in conjunction with SLF Inc.’s 2004 Consolidated Financial Statements.

CAPITAL STRUCTURE

General

     SLF Inc.’s authorized capital consists of unlimited numbers of common shares (Common Shares), Class A Shares (the Class A Shares) and Class B Shares (the Class B Shares), each without nominal or par value.

     The Class A Shares and Class B Shares may be issued in series as determined by SLF Inc.’s Board of Directors. The Board is authorized to fix the number, consideration per share, designation, and rights and restrictions

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attached to each series of shares. The holders of Class A Shares and Class B Shares are not entitled to any voting rights except as described below or as otherwise provided by law. No Class A Shares or Class B Shares are outstanding.

     As at January 31, 2005, the issued share capital of SLF Inc. consisted of 592,235,890 Common Shares, which are widely held and are listed on the Toronto Stock Exchange (the TSX), the New York Stock Exchange (the NYSE) and the Philippines Stock Exchange (the PSE).

Common Shares

     Each Common Share is entitled to one vote at meetings of the shareholders of SLF Inc. except for meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series. Each Common Share is entitled to receive dividends if and when declared by the Board of Directors of SLF Inc. All dividends that the Board may declare must be declared and paid in equal amounts per share on all Common Shares, subject to the rights of holders of the Class A Shares and Class B Shares. Holders of Common Shares will participate in any distribution of the net assets of SLF Inc. upon its liquidation, dissolution or winding-up on an equal basis per share, subject to the rights of the holders of the Class A Shares and Class B Shares. There are no pre-emptive, redemption, purchase or conversion rights attaching to the Common Shares.

Class A Shares

     The Class A Shares of each series rank on a parity with the Class A Shares of each other series with respect to the payment of dividends and the return of capital on the liquidation, dissolution or winding-up of SLF Inc. The Class A Shares are entitled to preference over the Class B Shares, the Common Shares and any other shares ranking junior to the Class A Shares with respect to the payment of dividends and the return of capital. The special rights and restrictions attaching to the Class A Shares as a class may not be amended without such approval as may then be required by law, subject to a minimum requirement of approval by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of Class A Shares held for that purpose.

     On February 8, 2005, the Board of Directors of SLF Inc. announced a domestic public offering of $300 million of Class A Shares, Series 1. These preferred shares will be priced at $25 per share and will pay non-cumulative quarterly dividends of $0.297 per share, yielding 4.75% annually. Subject to regulatory approval, on or after March 31, 2010, SLF Inc. may redeem these preferred shares in whole or in part at a declining premium, or may convert them to Common Shares at 95% of the weighted average trading price of its Common Shares. Additional information concerning these preferred shares is contained in the prospectus issued in February 2005, which may be accessed at www.sedar.com.

Class B Shares

     The Class B Shares of each series rank on a parity with the Class B Shares of each other series with respect to the payment of dividends and the return of capital on the liquidation, dissolution or winding-up of SLF Inc. The Class B Shares are entitled to preference over the Common Shares and any other shares ranking junior to the Class B Shares with respect to the payment of dividends and the return of capital, but are subordinate to the Class A Shares and any other shares ranking senior to the Class B Shares with respect to the payment of dividends and return of capital. The special rights and restrictions attaching to the Class B Shares as a class may not be amended without such approval as may then be required by law, subject to a minimum requirement of approval by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of Class B Shares held for that purpose.

CONSTRAINTS ON COMMON SHARES

     The Insurance Act and the regulations thereunder contain restrictions on the purchase or other acquisition, issue, transfer and voting of the shares of a demutualized insurance company or, when a holding company structure is used, its corporate holding body. Information on those provisions can be found in this AIF under the heading “Regulatory Matters – Canada”.

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MARKET FOR SECURITIES

     SLF Inc.’s Common Shares are listed on the TSX, the NYSE and the PSE under the ticker symbol of “SLF”. The trading information for these securities on TSX during 2004 is set out below:

	Price ($)			Trading Volume
Month	High	Low	Close	(000s)

January	35.99	32.08	35.44	31,330
February	37.21	35.30	36.37	22,722
March	36.86	33.61	35.20	23,581
April	38.11	34.75	36.35	26,132
May	37.40	35.22	37.00	20,227
June	39.19	36.53	38.41	21,215
July	39.15	35.09	36.90	20,691
August	37.34	35.00	36.49	19,201
September	38.25	35.50	38.19	18,896
October	38.74	35.74	37.46	23,356
November	39.90	37.08	38.14	21,142
December	41.15	38.12	40.15	22,672

DIVIDENDS

     SLF Inc. has declared and paid a quarterly dividend to holders of its Common Shares since the fourth quarter of 2000. SLF Inc.’s policy is to pay dividends on its Common Shares in a range that is comparable to that of common shareholder dividends paid by other publicly traded North American financial services companies. The policy is subject to periodic review by the Board of Directors. The declaration and payment of dividends are at the Board’s sole discretion and are dependent on SLF Inc.’s earnings, financial condition and capital requirements. Dividends may be adjusted or eliminated at the Board’s discretion on the basis of these or other considerations.

     SLF Inc. declared and paid total annual Common Share dividends of $0.56, $0.68, and $0.86 per share in 2002, 2003 and 2004, respectively.

     SLF Inc. is prohibited under the Insurance Act from declaring or paying a dividend if there are reasonable grounds for believing that it is, or the payment would cause it to be, in contravention of any regulation under the Insurance Act with respect to the maintenance of adequate capital and adequate and appropriate forms of liquidity, or any direction to SLF Inc. made by the Superintendent of Financial Institutions, Canada (the Superintendent) pursuant to subsection 515(3) of the Insurance Act regarding its capital or liquidity. In addition, the Insurance Act prohibits an insurance company from declaring or paying a dividend without the Superintendent’s approval if the total of all dividends declared by that company in that year would exceed the aggregate of the company’s net income up to the date of the dividend and its retained net income for the preceding two years. As of the date hereof, these limitations would not restrict a payment of dividends on SLF Inc.’s shares, and no such direction to SLF Inc. has been made. In addition, SLF Inc. must provide at least 10 days’ prior notice to the Superintendent before paying any dividends and, in certain limited circumstances, must obtain the Superintendent’s approval before declaring or paying dividends.

     As a holding company, SLF Inc. depends primarily on the receipt of funds from its subsidiaries to pay shareholder dividends and operating expenses. The source of these funds is primarily dividends and capital repayments that SLF Inc. receives from its subsidiaries. The inability of its subsidiaries to pay dividends or return capital in the future may materially impair SLF Inc.’s ability to pay dividends to shareholders or to meet its cash obligations. Additional information concerning the legislation regulating the ability of SLF Inc.’s subsidiaries in Canada, the U.S. and the U.K. to pay dividends or return capital can be found in this AIF under the heading “Regulatory Matters”.

     SLF Inc. and Sun Life Assurance have covenanted that, if a distribution is not paid when due on any outstanding Sun Life ExchangEable Capital Securities (the SLEECS) issued by Sun Life Capital Trust, a subsidiary of Sun Life Assurance, Sun Life Assurance will not pay dividends on its “Public Preferred Shares”, if any are outstanding, and if no Public Preferred Shares are outstanding, SLF Inc. will not pay dividends on its preferred shares or Common Shares, in each case, until the 12th month following the failure to pay the required distribution in full, unless the required distribution is paid to the holders of SLEECS. “Public Preferred Shares” means preferred shares

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issued by Sun Life Assurance which: (a) have been issued to the public (excluding any preferred shares held beneficially by affiliates of Sun Life Assurance); (b) are listed on a recognized stock exchange; and (c) have an aggregate liquidation entitlement of at least $200 million. None of Sun Life Assurance’s issued shares, as at the date of this AIF, qualify as “Public Preferred Shares”.

ASSET-BACKED SECURITIES

     Sun Life Financial issues asset-backed securities from time to time as part of its normal course of business. The details of Sun Life Financial’s asset securitization program are presented in SLF Inc.’s 2004 MD&A under the heading “FINANCIAL POSITION AND LIQUIDITY – Off-Balance Sheet Arrangements – Asset Securitization” and in Note 8 to SLF Inc.’s 2004 Consolidated Financial Statements.

TRANSFER AGENTS

     The transfer agents for SLF Inc.’s Common Shares are as follows:

Shareholder’s Country of Residence	Transfer Agent and Location

Canada and the United States	CIBC Mellon Trust Company PO Box 7010, Adelaide Street Postal Station, Toronto, Ontario, Canada M5C 2W9

United Kingdom	Capita IRG Plc Bourne House, 34 Beckenham Road, Beckenham, Kent, United Kingdom BR3 4TU

Philippines	The Hong Kong and Shanghai Banking Corporation Limited 30/F The Discovery Suites, #25 ADB Avenue, Ortigas Centre, Pasig, Metro Manila, Philippines

Hong Kong	Computershare Hong Kong Investor Services Limited 46th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong

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DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

     At December 31, 2004, the Board of Directors of SLF Inc. had four standing committees:

1. Audit and Conduct Review Committee
2. Risk Review Committee
3. Management Resources Committee
4. Governance Committee

     On February 12, 2004, the Board combined the responsibilities of its Audit Committee and Conduct Review Committee into one committee, called the Audit and Conduct Review Committee.

     The following table sets out the Directors of SLF Inc. and, for each Director, the province or state and country of his or her residence, principal occupation, years as a Director, and membership on board committees. The term of each Director expires at the close of business of the annual meeting in 2005.

Name and
Province/State and	Principal		Board Committee
Country of Residence	Occupation	Director Since[1]	Membership
James C. Baillie Ontario, Canada	of Counsel, Torys LLP	2000	Audit and Conduct Review Risk Review
George W. Carmany, III Massachusetts, USA	Corporate Director	2004	Risk Review
William R. Fatt Ontario, Canada	C.E.O., Fairmont Hotels & Resorts Inc.	2001	Management Resources Risk Review
David A. Ganong New Brunswick, Canada	President, Ganong Bros. Limited	2002 *1991	Governance Management Resources
Germaine Gibara Quebec, Canada	President, Avvio Management Inc.	2002 *1997	Audit and Conduct Review Governance
Krystyna T. Hoeg Ontario, Canada	President & C.E.O., Corby Distilleries Limited	2002 *1999	Audit and Conduct Review Risk Review
David W. Kerr Ontario, Canada	Chairman, Noranda Inc.	2004	Audit and Conduct Review
Idalene F. Kesner Indiana, USA	Chairperson, MBA Program, Frank P. Popoff Chair of Strategic Management, Kelley School of Business, Indiana University	2002 *1997	Governance Risk Review
Bertin F. Nadeau Quebec, Canada	Chairman and C.E.O., GescoLynx Inc.	1990	Governance Management Resources
Ronald W. Osborne Ontario, Canada	Corporate Director	1989	Audit and Conduct Review Management Resources
Madeleine M. Paquin Quebec, Canada	President and C.E.O., Logistec Corporation	2001	Risk Review Management Resources
C. James Prieur Ontario, Canada	President & C.O.O., SLF Inc. and Sun Life Assurance	2002	(none)
Donald A. Stewart Ontario, Canada	C.E.O., SLF Inc. and Sun Life Assurance	1996	(none)

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Name and
Province/State and	Principal		Board Committee
Country of Residence	Occupation	Director Since[1]	Membership
William W. Stinson Ontario, Canada	Chairman SLF Inc. and Sun Life Assurance	1985	Audit and Conduct Review[2] Governance Management Resources[2] Risk Review[2]
W. Vickery Stoughton California, USA	Corporate Director	1988	Governance Management Resources

[1]	“Director since” means the date on which the Director first joined the Board of SLF Inc. Where a Director served as a Director of Sun Life Assurance before the formation of SLF Inc. in 1999, the date on which that Director joined the Board of Sun Life Assurance is indicated. Where a Director served as a Director of Clarica prior to the combination transaction with SLF Inc. on May 29, 2002, the date on which that Director joined Clarica’s Board is indicated by *.

[2]	Mr. Stinson is an ex-officio member of these committees.

     Each Director of SLF Inc. has been engaged for more than five years in his or her present principal occupation or in other capacities with the company or organization (or predecessor thereof) in which he or she currently holds his or her principal occupation, except Mr. Baillie who, prior to January 2000, was a partner at Torys, Mr. Carmany who, prior to October 2001, was Chief Executive Officer of Helicon Therapeutics Inc., and Mr. Osborne who, prior to December 2003, was President and Chief Executive Officer of Ontario Power Generation Inc.

     To the knowledge of the Company, no Director or executive officer of the Company is or has been, in the last 10 years, a Director or executive officer of a company that, while that person was acting in that capacity, (a) was the subject of a cease trade order or similar order or an order that denied the issuer access to any exemptions under Canadian securities legislation, for a period of more than 30 consecutive days, (b) was subject to an event that resulted, after that person ceased to be a Director or executive officer, in the issuer being the subject of a cease trade or similar order or an order that denied the issuer access to any exemption under Canadian securities legislation, for a period of more than 30 consecutive days, or (c) or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets except for the following:

(i)	Ms. Kesner, a Director of SLF Inc., was a director of Harriet & Henderson Yarns, Inc. until May 2003. In July 2003 Harriet & Henderson Yarns, Inc. filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the United States. Ms. Kesner is no longer a director of Harriet & Henderson Yarns, Inc.;

(ii)	Messrs. Ganong and Osborne, Directors of SLF Inc., were directors of Air Canada when it filed for protection under the Companies’ Creditors Arrangement Act in April 2003. Air Canada successfully emerged from those proceedings and was restructured pursuant to a plan of arrangement in September 2004. Messrs. Ganong and Osborne are no longer directors of Air Canada;

(iii)	Mr. Stoughton, a Director of SLF Inc., was a director of Careside, Inc. when it filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the United States in October 2002. Mr. Stoughton is no longer a director of Careside, Inc.; and

(iv)	Mr. Stinson was a director of Unitel Inc. until August 1995. Mr. Fatt was a director of Unitel Inc. in December 1995, when it instituted a compromise with creditors. Messrs. Stinson and Fatt are no longer directors of Unitel Inc.

Audit and Conduct Review Committee

     The responsibilities and duties of the Audit and Conduct Review Committee are set out in its charter, a copy of which is attached as Appendix A.

     The Board of Directors has determined that each member of its Audit and Conduct Review Committee is independent and financially literate. In the Board’s business judgment, a member of the Committee is financially literate if, after seeking and receiving any explanations or information from senior financial management of the

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Company or the auditors of the Company that the member requires, the member is able to read and understand the consolidated financial statements of the Company to the extent sufficient to be able to intelligently ask, and to evaluate the answers to, probing questions about the material aspects of those financial statements.

     The members of the Audit and Conduct Review Committee and their qualifications and education are set out below:

     Ronald W. Osborne received his designation as a Chartered Accountant in Canada in 1972 and became a Fellow of the Institute of Chartered Accountants of Ontario in 1988. He began his career with the auditing firm Clarkson Gordon, becoming a partner in 1979. He joined Maclean Hunter Limited as Vice President and Chief Financial Officer in 1981 and held that position until 1984, when he became President and Chief Operating Officer. In 1986, he was appointed President and Chief Executive Officer of Maclean Hunter Limited. Mr. Osborne joined BCE Inc. in 1995, as Executive Vice-President and Chief Financial Officer. He became President of BCE Inc. in 1996 and President and Chief Executive Officer of Bell Canada in 1997. From 1998 until 2003, he was the President and Chief Executive Officer of Ontario Hydro, now called Ontario Power Generation Inc. Mr. Osborne joined Sun Life Assurance’s Board of Directors in 1989. He joined Sun Life Assurance’s Audit Committee in 1991 and was appointed Chairman of that Committee in 1996. He has been a Director and a member of SLF Inc.’s Audit Committee since its formation in 1999. He is also a director, audit committee member and audit committee chair of a number of other publicly traded Canadian companies.

     James C. Baillie is of Counsel at Torys LLP, a Toronto-New York business law firm. He was called to the Bar in 1963 and has been with the Torys firm since then, first as an associate, then a partner, then counsel. The only exception is his service as Chairman of the Ontario Securities Commission from 1979 to 1981. Mr. Baillie joined the Boards of Directors of SLF Inc. and Sun Life Assurance in 2000. He joined the Audit Committees of SLF Inc. and Sun Life Assurance in 2001 and became a member of their Risk Review Committees in 2003. He was appointed the Chairman of the Risk Review Committees in 2004. Mr. Baillie is a director of MFS and is a member and the chair of its audit committee. He is also the Chair of the Auditing and Assurance Standards Oversight Council, which oversees the Assurance Standards Board, a national body with the authority and responsibility for setting auditing and assurance standards for the public and private sectors in Canada. He is a director of The Investment Dealers Association of Canada.

     Germaine Gibara received her designation as a Certified Financial Analyst in 1984. She received a Masters of Economics and Political Science degree from Dalhousie University and completed the Program for Management Development at Harvard Business School. Ms. Gibara has held senior positions with a number of financial service and resource-based companies, including Alcan Automotive Structures, TAL Global Asset Management Inc. and Caisse de depot et placement du Quebec. She is currently President of Avvio Management Inc. Ms. Gibara joined the Clarica Board of Directors in 1997. She joined the Boards of Directors and Risk Review Committees of SLF Inc. and Sun Life Assurance in 2002 and joined their Audit and Conduct Review Committees in 2004. Ms. Gibara is a director of the CPP Investment Board and is a director of the Canadian Auditing and Assurance Standards Oversight Council. She is also a director of Agrium Inc. and a director and member of the audit committee of Cogeco Cable Inc. She was a director of the Economic Council of Canada between 1991 and 1993.

     Krystyna T. Hoeg received her designation as a Chartered Accountant in Canada in 1980 while working at the firm of Touche Ross. She joined the Allied Domecq group of companies in 1985, and has held a number of senior financial positions with Hiram Walker & Sons Ltd., Hiram Walker – G&W Ltd. and Allied Domecq, most recently as Senior Vice-President, Director of Regional Finance. In 1996, she was appointed President and Chief Executive Officer of Corby Distilleries Limited, a member of the Allied Domecq group of companies. Ms. Hoeg joined Clarica’s Board of Directors and audit committee in 1999 and was appointed Chair of Clarica’s audit committee in 2000. She joined the Boards of Directors and Audit Committees of SLF Inc. and Sun Life Assurance in 2002 and became a member of their Risk Review Committees in 2004.

     David W. Kerr received his designation as a Chartered Accountant in Canada in 1969 while working at the firm of Touche Ross. He joined the Brascan Corporation group of companies in 1972 as Chief Financial Officer of Edper Investments Ltd. He continued his career in senior positions at the Brascan Corporation group of companies, including serving as President and Chief Executive Officer of Noranda Inc. from 1990 to 2002. In 2002 he became

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Chairman of Noranda Inc. Mr. Kerr joined the Boards of Directors and Audit Committees of SLF Inc. and Sun Life Assurance in December 2004. He is also a director and member of the audit committee of Shell Canada Limited.

     SLF Inc.’s Board of Directors has determined that Mr. Ronald W. Osborne is an audit committee financial expert, as defined by the SEC and is independent as defined by the NYSE’s corporate governance standards. The SEC has indicated that the designation of a person as an audit committee financial expert does not make that person an “expert” for any purpose, or impose any duties, obligations or liabilities on that person that are greater than those imposed on members of the audit committee and board of directors who do not carry this designation or affect the duties, obligations or liabilities of any other member of the audit committee or board of directors.

Executive Officers

     As at the date of this AIF, the executive officers of SLF Inc. were as follows:

Name and Province/State and
Country of Residence	Position

Donald A. Stewart	Chief Executive Officer
Ontario, Canada

C. James Prieur	President and Chief Operating Officer
Ontario, Canada

Thomas A. Bogart Ontario, Canada	Executive Vice-President and Chief Legal Officer

David W. Davies	Chairman, Sun Life Assurance Company of Canada (U.K.)
Epsom, Surrey, United Kingdom	Limited

Paul W. Derksen	Executive Vice-President and Chief Financial Officer
Ontario, Canada

Kevin P. Dougherty	President, Sun Life Financial Canada
Ontario, Canada

Douglas C. Henck	President, Sun Life Financial Asia
Hong Kong, China

Peter G. Pereira	Executive Vice-President and Chief Information Officer
Ontario, Canada

Robert C. Salipante	President, Sun Life Financial United States
Massachusetts, USA

     Each executive officer of SLF Inc. has held his current position or other senior positions with Sun Life Financial during the past five years with the following exceptions. Prior to September 2002, Mr. Davies was Trustee and Advisor for Alba Life, Police Mutual Friendly Society and LAHC, and prior to March 2002, he was Chief Executive for Royal National Pension Fund for Nurses. Prior to February 2000, Mr. Derksen was Executive Vice-President and Chief Financial Officer of CT Financial Services Inc. Prior to April 2000, Mr. Henck was Senior Vice-President, AIG Life Division of American International Group, Inc. Prior to January 2004, Mr. Pereira was Chief Information Officer and Vice-President, Information Technology, of Telus Corporation, and prior to January 2002, he was Chief Information Officer and Vice-President, Information Technology and Global Outsourcing, of GE Capital Information Technology Solutions, and prior to January 2001, he was Vice-President, North American SAP, of GE Capital Information Technology Solutions. Prior to February 2003, Mr. Salipante was a private consultant, and prior to April 2002, he was President and General Manager of ING U.S. Financial Services.

Shareholdings of Directors and Executive Officers

     As at December 31, 2004, SLF Inc.’s Directors and executive officers, as a group, owned, directly or indirectly, or had voting control or direction over, 280,217 Common Shares of SLF Inc., or less than 1% of the total Common Shares outstanding.

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CODE OF ETHICS

     All employees, officers and Directors of SLF Inc., including its Chief Executive Officer, Chief Financial Officer and Vice President and Controller, are subject to and are required to annually confirm adherence to the Sun Life Financial Code of Business Conduct. The Code of Business Conduct is available at www.sunlife.com.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

     For the years ended December 31, 2004 and 2003, the fees incurred by Sun Life Financial for audit work performed by Deloitte & Touche LLP were as follows:

	Year Ended December 31
($ millions)	2004	2003
Audit Services	10.2	9.2
Audit-Related Services	3.5	2.1
Tax Services	2.2	1.5
Other Services	0.4	0.3

Audit Fees

     Audit fees were paid for professional services rendered by the auditors for the audit of Sun Life Financial’s annual financial statements and segregated funds as well as services provided in connection with statutory and regulatory filings.

Audit-Related Fees

     Audit-related fees were paid for assurance and related services that are reasonably related to the performance of the audit or review of the annual financial statements and are not reported under the audit fees category above. These services consisted primarily of reviews of the Company’s internal control reporting preparedness, AIMR verifications, and employee benefit plan audits.

Tax Fees

     Tax fees were paid for tax compliance, tax advice and tax planning professional services. These services included the review of original and amended tax returns, assistance with questions regarding tax audits and refund claims, tax planning and advisory services relating to domestic and international taxation.

Other Fees

     Other fees were paid for products and services other than the audit fees, audit-related fees and tax fees described above.

Policy for Approval of Auditor Services

     SLF Inc. has established a policy requiring pre-approval of services provided by its external auditors, a copy of which is attached as Appendix B. All fees paid to SLF Inc.’s external auditors since the policy was established in July 2002 have been approved by the Audit and Conduct Review Committee in accordance with the policy in effect at the time. None of the services described in the table above were approved by the Audit and Conduct Review Committee pursuant to the de minimis exception in paragraph (c)(7)(i)(C) of SEC Rule 2-01 of Regulation S-X.

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INTERESTS OF EXPERTS

     Deloitte & Touche LLP, the external auditors of SLF Inc., provided an audit opinion on SLF Inc.’s 2004 Consolidated Financial Statements. The partners and employees of Deloitte & Touche LLP collectively owned beneficially, directly or indirectly, less than 1% of any securities or other property of SLF Inc. or its associates or affiliates when Deloitte & Touche LLP prepared that audit opinion, or after that audit opinion was prepared, and they do not expect to receive any such securities or other property.

     Robert W. Wilson, SLF Inc.’s Appointed Actuary, provided an opinion on the value of policy liabilities for SLF Inc.’s consolidated balance sheets at December 31, 2004 and 2003 and the change in the consolidated statements of operations for the years then ended. Mr. Wilson owned beneficially, directly or indirectly, less than 1% of all outstanding securities or other property of SLF Inc. or its associates or affiliates when he prepared that opinion, or after that opinion was prepared, and he does not expect to receive any such securities or other property in excess of that amount in the future.

REGULATORY MATTERS

     Sun Life Financial is subject to regulation and supervision by governmental authorities in the jurisdictions in which it does business.

Canada

General

     SLF Inc. is governed by the Insurance Act. The Insurance Act is administered, and the activities of Sun Life Financial are supervised, by OSFI. SLF Inc. has all the powers and restrictions applicable to life insurance companies governed by the Insurance Act. The Insurance Act permits insurance companies to offer, directly or through subsidiaries or through networking arrangements, a broad range of financial services, including banking services, investment counseling and portfolio management, mutual funds, trust services, real property brokerage and appraisal and merchant banking services.

     The Insurance Act requires the filing of annual and other reports on the financial condition of insurance companies, provides for periodic examinations of insurance companies’ affairs, imposes restrictions on transactions with related parties, and sets forth requirements governing certain aspects of insurance companies’ businesses.

     OSFI supervises SLF Inc. on a consolidated basis to ensure that it has an overview of activities of SLF Inc. and its consolidated subsidiaries. This consolidated regulation includes the ability to review both insurance and non-insurance activities, whether inside or outside of Canada, conducted by subsidiaries of SLF Inc. and adequate supervisory power to bring about corrective action.

Investment Powers

     Under the Insurance Act, a life insurance company must maintain a prudent portfolio of investments, subject to certain overall limitations on the amount it may invest in certain classes of investments, such as commercial loans, real estate and stocks. Additional restrictions (and, in some cases, the need for regulatory approvals) limit the type of investments which Sun Life Financial can make in excess of 10% of the voting rights or 25% of the equity of any entity.

Minimum Continuing Capital and Surplus Requirements

     The Company has a policy in place that ensures adequate capital is maintained in the countries in which it has operations. In Canada, SLF Inc. and Sun Life Assurance are subject to the Minimum Continuing Capital and Surplus Requirements (MCCSR) established by OSFI. In September 2003, OSFI advised the life insurance industry that no minimum or targeted MCCSR would apply to insurance holding companies on a consolidated basis. In addition, certain

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foreign life insurance companies will not be subject to the MCCSR rules but instead will be allowed to rely on the capital adequacy models developed by the foreign jurisdiction. On February 2, 2005, OSFI issued draft guidelines incorporating these principles. It is anticipated that after the guidelines are finalized the Company’s principal operating life insurance company in the United States, Sun Life Assurance Company of Canada (U.S.), will not be subject to the MCCSR requirements. The Company will revise its capital policy to accommodate the new holding company capital rules when the guidelines are finalized. Sun Life Assurance will continue to be subject to the MCCSR required capital for a life insurance company in Canada. The MCCSR calculation involves applying quantitative factors to specific assets and liabilities, as well as to certain off-balance sheet items, based on the following risk components: (i) asset default risk, (ii) mortality/morbidity and lapse risk, (iii) interest margin pricing risk, (iv) changes in interest rate environment risk, (v) segregated fund risk, and (vi) off-balance sheet exposure. The total capital required is the sum of the capital required calculated for each of the six risk components. OSFI uses this total, in conjunction with the amount calculated as available capital, together with other considerations, in assessing the capital adequacy of a life insurance company. OSFI generally expects life insurance companies to maintain a minimum MCCSR of 150% or greater, based on the risk profile of the relevant insurance company. Sun Life Assurance’s MCCSR ratio as at December 31, 2004 exceeded the levels that would require any regulatory or corrective action.

     The principal elements of available capital used to calculate a company’s MCCSR include common shares, contributed surplus, retained earnings, reported surplus, unamortized deferred realized and unrealized gains and certain losses on investments not taken into account in the valuation of liabilities, a certain portion of actuarial liabilities related to future policyholder termination dividends, preferred shares, qualifying innovative capital instruments and subordinated debt. Funds raised by a life insurance company through borrowing or issuing securities are treated as different categories of available capital for MCCSR purposes depending on the characteristics of the instrument issued.

     The amount of available capital is then reduced by an insurance company’s goodwill and controlling interests in non-life financial corporations, non-controlling substantial investments in corporations, a portion of negative policy reserves and cash value deficiencies and reserves on reinsurance ceded to unregistered reinsurers. OSFI may require that a higher amount of capital be available for an insurance company, taking into account such factors as the company’s operating experience and diversification of asset or insurance portfolios. OSFI may intervene and assume control of an insurance company if it deems the amount of available capital insufficient. MCCSR may be adjusted by OSFI in the future as experience develops, the risk profile of Canadian life insurers changes, or to reflect other risks.

Restrictions on Dividends and Capital Transactions

     The Insurance Act prohibits the declaration or payment of dividends on shares of an insurance company if there are reasonable grounds for believing the company is, or the payment of the dividend would cause it to be, in contravention of its minimum MCCSR, and requires an insurance company to notify the Superintendent of the declaration of a dividend at least 10 days prior to the date fixed for its payment.

     The Insurance Act also prohibits the purchase for cancellation of shares issued by an insurance company or the redemption of redeemable shares or other similar capital transactions, if there are reasonable grounds for believing that the company is, or the payment would cause it to be, in contravention of its minimum MCCSR. Further, any purchase for cancellation of any shares issued by an insurance company or the redemption of redeemable shares or similar capital transactions is prohibited without the prior approval of the Superintendent.

Restrictions on Ownership

     The Insurance Act contains restrictions on the purchase or other acquisition, issue, transfer and voting of the shares of an insurance company. Pursuant to these restrictions, no person is permitted to acquire any shares of SLF Inc. if the acquisition would cause the person to have a “significant interest” in any class of shares of SLF Inc., without the prior approval of the Minister of Finance of Canada. In addition SLF Inc. is not permitted to record any transfer or issue of shares of SLF Inc. if the transfer or issue would cause the person to have a significant interest in SLF Inc., unless prior approval is obtained from the Minister of Finance of Canada. No person who has a significant interest in SLF Inc. may exercise any voting rights attached to the shares held by that person, unless that prior approval of the Minister of Finance of Canada is obtained. A person has a significant interest in a class of shares where the aggregate of any shares of that class beneficially owned by that person, any entity controlled by that person and any person acting jointly or in concert with that person exceeds 10% of all of the outstanding shares of that class of shares.

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     Under the Insurance Act, the Minister of Finance of Canada may approve only the acquisition of a significant interest of up to 30% of any class of non-voting shares and up to 20% of a class of voting shares and provided that the person acquiring those shares does not have direct or indirect influence over SLF Inc. that, if exercised, would result in that person having control in fact of SLF Inc. In addition, the Insurance Act prohibits life insurance companies, including SLF Inc., from recording a transfer or issuing shares of any class to Her Majesty in right of Canada or of a province, an agent of Her Majesty, a foreign government or an agent of a foreign government.

     SLF Inc. is required to continue to control, but not wholly own, Sun Life Assurance. Any shares of Sun Life Assurance that are not owned by SLF Inc. are required to meet the widely held criteria. The 20% limit on voting share ownership and 30% limit on non-voting share ownership apply to the direct and indirect cumulative ownership of Sun Life Assurance, with the effect that no single investor will be able to use the holding company structure to exceed the ownership restrictions.

     On June 23, 2003, the government of Canada released a policy paper titled “Response of the Government to Large Bank Mergers in Canada: Safeguarding the Public Interest for Canadians and Canadian Businesses.” This document was prepared in response to reports issued by the House of Commons Standing Committee on Finance and the Senate Standing Committee on Banking, Trade and Commerce on the public interest considerations in reviewing bank mergers. The government has not yet announced a timetable for consideration of mergers within the financial services sector.

Appointed Actuary

     In accordance with the Insurance Act, SLF Inc.’s Board of Directors has appointed a Fellow of the Canadian Institute of Actuaries as its “Appointed Actuary”. The Appointed Actuary is required to provide an opinion on the value of the Company’s consolidated policy liabilities as at the end of each period in accordance with accepted actuarial practices, including selection of appropriate assumptions and methods, and provide an opinion as to whether the amount of policy liabilities makes appropriate provisions for all obligations to policyholders and whether the valuation of liabilities is fairly presented in the consolidated financial statements. The Insurance Act requires that the Appointed Actuary meet with the Board of Directors or the Audit and Conduct Review Committee at least once in each financial year to report, in accordance with accepted actuarial practice, on the Company’s financial position and its expected future financial condition. The Appointed Actuary is required to report to the Chief Executive Officer and the Chief Financial Officer of SLF Inc. if the Appointed Actuary identifies any matters which, in the Appointed Actuary’s opinion, have material adverse effects on the financial condition of SLF Inc.

Provincial/Territorial Insurance Regulation

     Sun Life Financial is subject to provincial regulation and supervision in each province and territory in Canada in which it carries on business. Provincial insurance regulation is concerned primarily with the form of insurance contracts and the sale and marketing of insurance and annuity products, including the licensing and supervision of insurance producers. Individual variable insurance and annuity products and the underlying segregated funds to which they relate are subject to guidelines adopted by the Canadian Council of Insurance Regulators and incorporated by reference into provincial insurance regulations. These guidelines govern a number of matters relating to the sale of these products and the administration of the underlying segregated funds. Sun Life Financial is licensed to transact business in all provinces and territories in Canada.

Privacy of Customer Information

     Canadian federal, and some provincial, laws and regulations require financial institutions to protect the security and confidentiality of customer information and to notify customers about their policies and practices relating to their collection and disclosure of customer information and their policies relating to protecting the security and confidentiality of that information. These laws also regulate disclosure of customer information.

Securities Laws

     Certain of SLF Inc.’s subsidiaries, including McLean Budden Limited and Clarica Investco Inc., certain of their employees or sales representatives and certain of the products offered by these subsidiaries, are registered with provincial and territorial securities commissions and are subject to regulation and supervision under securities laws in each of the provinces and territories of Canada.

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United States

General Regulation at the State Level

     In the United States, each state, the District of Columbia, and U.S. territories and possessions have insurance laws that apply to companies licensed to carry on an insurance business in the jurisdiction. However, the state of domicile of the insurer is the primary regulator of the company. Most jurisdictions have laws and regulations governing the financial aspects of insurers, including standards of solvency, reserves, reinsurance, capital adequacy and the business conduct of insurers. In addition, the laws of the various states establish state insurance departments with broad administrative powers to approve policy forms and related materials and, for certain lines of insurance, rates, grant and revoke licenses to transact business, regulate trade practices, license agents, require statutory financial statements and prescribe the type and amount of investments permitted. The primary purpose of such regulation by the state insurance departments is for the benefit of policyholders, rather than shareholders. Insurance companies are required to file detailed annual and quarterly financial statements with state insurance regulators in each of the states in which they are licensed, and their business and accounts are subject to examination by such agencies at any time. Regulators have discretionary authority, in connection with the continued licensing of life insurance companies, to limit or prohibit the ability to issue new policies if, in their judgment, the regulators determine that an insurer is not maintaining minimum statutory surplus or capital or if the further transaction of business would be detrimental to policyholders. As part of their routine oversight process, state insurance departments conduct detailed examinations periodically (generally every three to five years) of the books, records, accounts and market conduct of insurance companies domiciled in their states. Market conduct reviews examine, among other things, content of disclosures, illustrations, advertising, sales practices and complaint handling. Examinations are sometimes conducted in cooperation with the departments of two or three other states under guidelines published by the National Association of Insurance Commissioners (the NAIC).

     SLF Inc. is not regulated as an insurance company in the United States. SLF Inc. is the direct or indirect owner of the capital stock of Sun Life Assurance and other U.S. insurance subsidiaries that are regulated as insurance companies in the United States, and which are therefore subject to the insurance holding company legislation in the states in which they are domiciled (or deemed to be commercially domiciled). Most states have enacted legislation that generally requires each insurer that is domiciled therein and that is a member of a holding company system to register with the insurance regulatory authority of that state and, annually, to furnish those authorities certain reports including information concerning capital structure, ownership, financial condition, certain intercompany transactions and general business operations. SLF Inc. has insurance subsidiaries domiciled in Delaware, Rhode Island and New York. Michigan is Sun Life Assurance’s “state of entry” and it is treated as Sun Life Assurance’s state of domicile in the United States for purposes of the insurance holding company laws. Under most states holding company laws, transactions within the holding company system to which the domestic insurer is a party must be fair and equitable and such insurer’s policyholder surplus following any such transaction must be both reasonable in relation to its outstanding liabilities and adequate for its needs. Most states, including Michigan, require prior regulatory approval of the change of control of the domestic insurer or an entity that controls the domestic insurer and prior notice or regulatory approval of material intercorporate transfers of assets or other material affiliate transactions to which a domestic insurer is a party. The laws of the states in which SLF Inc.’s U.S. insurance subsidiaries are domiciled contain similar provisions with respect to such subsidiaries and their affiliates. Generally, under such laws, a state insurance authority must approve in advance the direct or indirect acquisition of 10% or more of the voting securities of an insurance company domiciled in the state.

     Sun Life Assurance is licensed to transact business through its U.S. branch in every state in the United States (except New York, where it is an accredited reinsurer), the District of Columbia, Puerto Rico and the U.S. Virgin Islands. SLF Inc.’s U.S. insurance subsidiaries are, collectively, licensed to transact business in all states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

Restrictions on Dividends and Capital Transactions

     The U.S. insurance holding company system laws and regulations of various states regulate the amount of dividends that an insurance company may pay to its parent without prior regulatory approval. In addition, covenants in surplus notes affect the Delaware domestic insurance company’s ability to pay dividends by requiring it to maintain certain levels of surplus.

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NAIC IRIS Ratios

     The NAIC has developed a set of financial relationships or “tests” known as the NAIC Insurance Regulatory Information System (IRIS) to assist state regulators in monitoring the financial condition of insurance companies and identifying companies that may require special attention or action by insurance regulatory authorities. A second set of confidential ratios, called Financial Analysis Solvency Tracking System, is also used for monitoring. Insurance companies generally submit data to the NAIC, which in turn analyzes the data using prescribed financial data ratios, each with defined “usual ranges”. Generally, if four or more of an insurance company’s ratios fall outside the usual ranges, regulators will begin to investigate or monitor the company. Regulators have the authority to impose remedies ranging from increased monitoring to certain business limitations to various degrees of supervision. For the 12 months ended December 31, 2003, Sun Life Assurance’s U.S. branch and SLF Inc.’s U.S. insurance subsidiaries were within the usual ranges for most of the IRIS ratios. Management believes that the ratios which are outside the usual range do not indicate any adverse solvency issues.

Statutory Investment and Other Valuation Reserves

     Under NAIC rules, life insurance companies must maintain an asset valuation reserve (AVR), supplemented by an interest maintenance reserve. These reserves are recorded for purposes of statutory accounting practices; they are not recorded under the provisions of Canadian GAAP and therefore have no impact on SLF Inc.’s reported results of operations or financial position. These reserves affect the determination of statutory surplus, and changes in such reserves may impact the ability of a U.S. insurance subsidiary to pay dividends or other distributions to its parent and also may impact the amounts required to be maintained in trust by Sun Life Assurance’s U.S. branch. The impact of the AVR, which is a provision for potential asset credit defaults, will depend upon future composition of the investment portfolios of Sun Life Assurance’s U.S. branch and SLF Inc.’s U.S. life insurance subsidiaries.

     Michigan insurance law and the laws of several other states require life insurance companies to analyze the adequacy of their reserves annually. The appointed actuary for Sun Life Assurance’s U.S. branch must submit an opinion that such reserves, when considered in light of the assets held with respect to those reserves, make adequate provision for Sun Life Assurance’s associated contractual obligations and related expenses. Similarly, the appointed actuary for each of the U.S. life insurance subsidiaries submits an annual opinion. If such opinion cannot be provided, the affected insurer must set up additional reserves by moving funds from surplus.

     The NAIC revised its “Valuation of Life Insurance Policies Model Regulation” to change the minimum statutory reserve requirements for certain new individual life insurance policies. These reserve standards have been enacted by most of the states. As a result, insurers selling some individual life insurance products such as term life insurance with guaranteed premium periods may need to adjust reserves and/or shorten guarantee periods. While the model regulation has been enacted by most states in which Sun Life Financial has domestic companies, the enactment of the regulation has not had a material impact on Sun Life Financial. The NAIC is currently considering revisions to certain actuarial guidance to this regulation; however, the revisions are not expected to have a material impact on Sun Life Financial.

Risk-Based Capital Requirements

     In order to enhance the regulation of insurers’ solvency, the NAIC adopted a model law to implement risk-based capital requirements for life, health and property and casualty insurance companies. All states have adopted the NAIC’s model law or a substantially similar law. The risk-based capital (RBC) calculation, which regulators use to assess the sufficiency of an insurer’s capital, measures the risk characteristics of a company’s assets, liabilities and certain off-balance sheet items. RBC is calculated by applying factors to various asset, premium and liability items. Within a given risk category, these factors are higher for those items with greater underlying risk and lower for items with lower underlying risk. Insurers that have less statutory capital than the RBC calculation requires are considered to have inadequate capital and are subject to varying degrees of regulatory action depending upon the level of capital inadequacy. The RBC ratios for Sun Life Assurance’s U.S. branch and SLF Inc.’s U.S. insurance subsidiaries as of December 31, 2004, exceeded the levels that would require any regulatory or corrective action.

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Minimum Statutory Surplus and Capital

     Sun Life Assurance’s U.S. branch is required to maintain a certain amount of assets in trust with a financial institution acceptable to the Michigan Insurance Commissioner in an amount at all times at least equal to the sum of the U.S. branch’s reserves and other liabilities, the minimum required capital and surplus and any additional amounts considered necessary by the Michigan Insurance Commissioner to cover Sun Life Assurance’s liabilities plus a portion of its surplus in the United States. These assets are generally only available to meet the policyholder obligations of Sun Life Assurance to its U.S. policyholders, claimants and other U.S. branch creditors. Amendments to the trust agreement must be approved by the Michigan Insurance Commissioner. As at December 31, 2003, Sun Life Assurance’s U.S. branch had assets in trust in excess of Michigan’s requirements for branches of alien insurers including the RBC requirements referred to above.

     Sun Life Assurance’s U.S. branch and SLF Inc.’s U.S. life insurance subsidiaries are required to have minimum statutory surplus and capital of various amounts, depending on the state in which they are licensed and the types of business they transact.

Regulation of Investments

     Sun Life Assurance’s U.S. branch and SLF Inc.’s U.S. insurance subsidiaries are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories such as below investment grade fixed income securities, equity real estate and equity investments. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring surplus, and, in some instances, would require divestiture of such non-qualifying investments.

Assessments Against Insurers

     Insurance guaranty association laws exist in all states, the District of Columbia and Puerto Rico. These laws require insurers doing business in a state to participate in the local association. The associations may levy assessments for policyholder losses incurred by impaired or insolvent insurance companies. Generally, assessments up to certain prescribed limits are based upon the proportionate share of premiums written by member insurers in the lines of business in which the impaired or insolvent insurer is engaged. A large part of the assessments paid by Sun Life Financial pursuant to these laws may be used as credits for a portion of Sun Life Financial’s U.S. premium taxes.

General Regulation of Insurance at Federal Level

     Although the U.S. federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, investment company regulation, financial services regulation and federal taxation, do affect the insurance business. For example, the U.S. Congress has from time to time considered legislation related to the deferral of taxation on the accretion of value within certain annuities and life insurance products, limitations on antitrust immunity, the alteration of the federal income tax structure and the availability of 401(k) or individual retirement accounts. In addition, legislation has been introduced from time to time in recent years which, if ever enacted, could result in the U.S. federal government assuming a more direct role in the regulation of the insurance industry.

     The Jobs and Growth Tax Relief Reconciliation Act of 2003 includes a provision which reduces the tax rate on capital gains and qualifying dividends to a maximum rate of 15%. The reduced rate is, however, only available (either directly or through an investment in a mutual fund or other pass through entity) to individuals. Corporate taxation of dividends and capital gains, including those derived from corporate shares held through insurance, annuity and tax-qualified retirement plans, remains unchanged. It is not clear at this time what impact this provision has had or might have on the sale and surrender of certain products. During 2004, legislation entitled The Retirement Security for Life Act (Annuity Act) was introduced in the House and Senate. The Annuity Act provides a tax incentive that would encourage retirees to choose retirement vehicles such as annuities which provide for lifetime income. The Annuity Act will be re-introduced in 2005.

     The American Jobs Creation Act of 2004 was signed into law in October 2004. While this legislation will have major implications for many other companies, including others in the insurance industry, it is not expected to have a material impact on SLF U.S.

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     Title III of the USA PATRIOT Act of 2001 (the PATRIOT Act) amended the Money Laundering Control Act of 1986 and the Bank Secrecy Act of 1970 to expand anti-money laundering and financial transparency laws to apply to financial services companies, including some categories of insurance companies. The PATRIOT Act, among other things, seeks to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism, money laundering or other illegal activities. To the extent required by applicable laws and regulations, the subsidiaries of SLF Inc. that are deemed “financial institutions” under the PATRIOT Act have adopted anti-money laundering programs that include policies, procedures and controls to detect and prevent money laundering, designate a compliance officer to oversee the program, provide for on-going employee training, and ensure periodic independent testing of the program. The U.S. Treasury Department is expected to issue final regulations applicable to the insurance industry in early 2005. These regulations will require insurance companies to establish and enforce customer identification programs and provide for the monitoring and the reporting to the Department of the Treasury of certain suspicious transactions.

Privacy of Customer Information

     U.S. federal and state laws require financial institutions to protect the security and confidentiality of customer information and to notify customers about their policies and practices relating to their collection, use and disclosure and protection of customer information and their policies relating to protecting the security and confidentiality of that information. U.S. federal and state laws also regulate disclosure of customer information. The U.S. Congress and state legislatures are expected to consider additional laws and regulations to further protect customer information.

Securities Laws

     Certain subsidiaries of SLF Inc. and certain policies and contracts offered by these subsidiaries are subject to various levels of regulation under U.S. federal securities laws administered by the SEC and under certain state securities laws.

     All aspects of the investment advisory activities of SLF Inc.’s U.S. subsidiaries are subject to various federal and state laws and regulations in jurisdictions in which they conduct business. These laws and regulations are primarily intended to benefit investment advisory clients and investment company shareholders. MFS and certain of SLF Inc.’s other U.S. subsidiaries are investment advisors registered under the Investment Advisers Act of 1940, as amended (the Investment Advisers Act), and, as such, are regulated by and subject to examination by the SEC. The Investment Advisers Act imposes numerous obligations on registered investment advisors, including fiduciary duties, record keeping and reporting requirements, operational requirements, and disclosure obligations. The SEC is authorized to institute proceedings and impose sanctions for violations of the Investment Advisers Act, ranging from censure to limitations on the investment advisor’s activities to termination of an investment advisor’s registration. Certain investment companies managed by such subsidiaries, including the MFS funds, are registered with the SEC under the Investment Company Act of 1940, as amended, and are subject to the Securities Exchange Act of 1934, as amended (the Exchange Act) and the shares of certain of these entities are registered under the Securities Act of 1933, as amended (the Securities Act) and are qualified for sale in certain states in the United States and the District of Columbia and in certain foreign countries.

     Certain annuity contracts and insurance policies issued by SLF Inc.’s U.S. subsidiaries are registered under the Securities Act. Sun Life Assurance Company of Canada (U.S.) and Sun Life Insurance and Annuity Company of New York file periodic reports with the SEC under the Exchange Act. Certain of SLF Inc.’s U.S. subsidiaries are registered as broker-dealers under the Exchange Act, are subject to the SEC’s net capital rules, and are members of, and subject to regulation by, the National Association of Securities Dealers, Inc. Certain other U.S. subsidiaries of SLF Inc. are registered as transfer agents under the Exchange Act.

United Kingdom

Insurance Regulation

     SLF Inc.’s U.K. life insurance subsidiary, Sun Life Assurance Company of Canada (U.K.) Limited (Sun Life (UK)) carries on certain regulated activities as principal and by way of business in the United Kingdom in relation to long-term contracts of insurance and, therefore, is required to be authorized under the Financial Services and Markets Act 2000 (the FSM Act) by the Financial Services Authority (the FSA). All insurance companies authorized under the

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FSM Act are required to conduct their business in accordance with the prudential and conduct of business rules and guidance set out in the FSA Handbook of Rules and Guidance (the FSA Handbook), including the Principles for Businesses contained in the High Level Standards of the FSA Handbook. These include a requirement for firms including insurance companies, authorized under the FSM Act, to conduct their business with due regard to the interests of their customers and to treat them fairly. Insurance companies that are authorized under the FSM Act are also required under the Interim Prudential Sourcebook for Insurers (which is part of the FSA Handbook) to file their accounts and balance sheets and other information in prescribed form with the FSA on an annual basis (with certain information now required to be submitted semi-annually). The Integrated Prudential Sourcebook (also known as the PRU), and also forming part of the FSA Handbook, took effect from November 2004 and largely replaced the Interim Prudential Sourcebook, although certain provisions from this set of rules remain applicable on a transitional basis.

Long-Term Assets and Liabilities

     In accordance with the FSA rules set out in the Handbook, Sun Life (UK) is required to maintain a separate account and records in respect of its long-term insurance business and to apply the assets and liabilities attributable to its long-term insurance business to a long-term insurance fund, separate from the assets and liabilities attributable to its non-life insurance business, if any, or to shareholders. Within its long-term insurance fund, Sun Life (UK) maintains separate sub-funds in respect of assets and liabilities attributable to its participating insurance business and to its non-participating insurance business, respectively. The FSA rules set out in the PRU impose restrictions on Sun Life (UK) from applying assets attributable to its long-term insurance business for purposes other than its long-term business.

Capital Resources Requirements

     The FSA requires that insurance companies authorized under the FSM Act satisfy the capital resources requirements set out in the PRU. The PRU introduces what the FSA terms an individual capital adequacy framework (ICAS), which requires each insurer to self-assess what an appropriate amount of capital would be for their business to hold, taking into account the various risks that that insurer faces. The FSA then reviews this self-assessment and will give the insurance company individual capital guidance where appropriate. All insurers must ensure that they meet the Minimum Capital Requirement, based on European Union minimum solvency requirements, and will use the ICAS to calculate an Enhanced Capital Requirement, which will form the basis of discussion with the FSA.

     Failure to maintain adequate capital resources is one of the grounds on which the FSA may exercise its wide powers of intervention provided for in the FSM Act. In addition, the FSA Handbook also sets out requirements which implement the European Directive on the supplementary supervision of insurance undertakings in insurance groups (98/78/EC) called the Insurance Groups Directive. These include the following: (i) a group-wide solvency calculation which is designed to eliminate “double-gearing”, or the use of the same capital to cover different risks within an insurance group; (ii) a solvency margin calculation at the level of a parent company of a regulated insurer which is itself either an insurance holding company, a reinsurer or a non-European Economic Area direct insurer and which has a subsidiary direct insurer whose head office is in a member state of the European Economic Area (which is intended to allow supervisory authorities to assess the potential effect of the parent company’s capital structure on the solvency of the insurance company); and (iii) the monitoring of intra-group transactions. Currently, Sun Life (UK) meets its capital resources requirements in the United Kingdom.

Restrictions on Dividends and Capital Transactions

     Insurance companies in the United Kingdom are subject to the provisions of the Companies Act 1985 governing the payment of dividends, which prevent any distribution by a company except out of profits available for this purpose. In addition, Sun Life (UK) is prohibited from transferring any assets maintained in the account for participating policies to its shareholders and can only pay dividends out of non-participating surplus once this has been transferred from the long-term fund to the shareholders’ fund after the annual valuation.

Financial Services Compensation Scheme

     The Financial Services Compensation Scheme established under the FSM Act provides for the protection of certain individual policyholders in the United Kingdom who may be affected by the inability of insurance companies who carry on insurance business in the United Kingdom to meet their liabilities. The Financial Services Compensation Scheme is funded by statutory levies on authorized insurance companies. Separate levies are imposed on long-term and general insurance business.

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Intervention

     The FSA has extensive powers to intervene in the affairs of an authorized insurance company. These include the power to fine the insurance company and to vary or cancel its permission to carry on regulated activities in the United Kingdom, to require information or documents and to investigate the business of the insurance company and to require the company to take appropriate actions in order to satisfy required threshold conditions for authorization.

Reform Proposals

     The regulation of the insurance industry in the United Kingdom is in the process of undergoing significant changes. In particular, the FSA is implementing a number of regulatory work streams to achieve a new risk based cross sectoral prudential regulatory framework which includes enhanced individual capital adequacy standards for long-term insurance companies (see above) and, specifically, a realistic approach to assessing the capital adequacy of an insurance company’s participating business. In addition to these reforms, the FSA is in the process of reviewing the governance of participating business and ensuring the fair treatment of policyholders. In line with these reforms, Sun Life (UK) has published a “Principles and Practices of Financial Management” for its participating funds from May 1, 2004. Consideration is now being given to the required “policyholder friendly” version of the “Principles and Practices of Financial Management”, proposed for introduction sometime in 2005.

Other Jurisdictions

     In each of the countries in which subsidiaries or joint ventures of Sun Life Financial operate, local regulatory authorities supervise and monitor their business and financial condition. In a number of countries, certain insurance subsidiaries or joint ventures are required to meet specific minimum working and regulatory capital requirements.

RISK FACTORS

     The risks inherent in Sun Life Financial’s operations and its risk management framework are described in SLF Inc.’s 2004 MD&A under the heading “Risk Management”. In addition, the following risk factors have been identified by management as those which may affect one or more of Sun Life Financial’s reportable business segments in the nearer term. These risk factors should be considered in conjunction with the other information in this AIF and the documents incorporated by reference in this AIF.

Legal, Regulatory and Market Conduct Matters

     Most of Sun Life Financial’s businesses are subject to extensive levels of regulation. Changes in laws, regulations, or government policies, or in the manner in which those laws, regulations or policies are enforced, could materially and adversely affect Sun Life Financial’s business and operations. Failure to comply with laws, or to conduct Sun Life Financial’s business consistent with changing regulatory or public expectations, could adversely impact Sun Life Financial’s reputation. Sun Life Financial’s business is based on public trust and confidence and any damage to that trust or confidence could cause customers not to buy, or to redeem, Sun Life Financial’s products.

     In recent years, financial services regulators in many of the countries in which Sun Life Financial operates have raised issues and commenced regulatory proceedings with respect to some current and past business practices within the financial services industry, and have given greater emphasis to the investigation of those practices, including investigations into the payment of commissions and other fees to intermediaries, market timing and late trading in investment funds, sales of mortgage endowment products, allegations of improper life insurance pricing and sales practices by life and annuity insurers, including “churning”, inappropriate sales and other misleading practices by insurance agents and business practices between brokers and insurance companies. In addition, insurance regulatory authorities in certain jurisdictions regularly make inquiries, hold investigations and administer market conduct examinations with respect to insurers’ compliance with applicable insurance laws and regulations, and certain regulatory authorities, industry groups and rating agencies have developed several initiatives regarding market conduct.

     In addition, Sun Life Financial operates businesses in emerging markets where regulatory oversight of sales practices is less developed. The risk of product mis-selling or other market conduct issues arising in these markets is consequently higher.

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Investigations into U.S. Investment and Insurance Industries

     The reputations of SLF Inc. and its U.S. subsidiaries, including MFS, could suffer materially as a result of the issues related to the investigations into the U.S. investment industry’s practices. Investors in MFS funds, including those invested through one of Sun Life Financial’s insurance products, may choose not to invest, or to redeem existing investments, in funds or products managed by MFS. In addition, the elimination of directed brokerage and “soft dollar” arrangements may increase expenses and reduce earnings.

     Since December 2003, SLF Inc., MFS and certain of its subsidiaries, MFS Corporation Retirement Committee, various MFS funds, certain current and/or former Trustees of those MFS funds, and certain officers of MFS have been named as defendants in more than 30 lawsuits in U.S. federal and state courts seeking damages of unspecified amounts. The lawsuits were purportedly filed on behalf of investors who purchased, owned and/or redeemed shares of MFS funds during specified periods. The suits generally seek compensatory damages, punitive damages, recovery of fees, rescission of contracts, an accounting, restitution, declaratory relief, equitable and/or injunctive relief and attorney’s fees and costs. The various lawsuits generally allege that some or all of the defendants (i) permitted or acquiesced in market timing and/or late trading in some of the MFS funds, and inadequately disclosed MFS’s internal policies concerning market timing and such matters, (ii) received excessive compensation as fiduciaries to the MFS funds, or (iii) permitted or acquiesced in the improper use of fund assets by MFS to support the distribution of MFS fund shares and inadequately disclosed MFS’s use of fund assets in this manner. The actions assert that some or all of the defendants violated U.S. federal securities laws, the Employee Retirement Income Security Act of 1974, as well as fiduciary duties and other violations of common law. Additional lawsuits based upon similar allegations may be filed in the future. These actions are at an early stage and Sun Life Financial cannot predict their outcome with certainty and is accordingly unable to determine the total potential impact that they may have on Sun Life Financial’s results of operations, financial position and cash flows.

     Additional information concerning these actions is provided in SLF Inc.’s 2004 MD&A and in Note 21 to SLF Inc.’s 2004 Consolidated Financial Statements.

Product Guarantees

     Certain of Sun Life Financial’s variable annuity products sold in the United States and Canada contain guarantees upon death, maturity or annuitization, where the guarantee may vary with, or may be triggered by, the market performance of the underlying funds. Although Sun Life Financial has entered into various reinsurance arrangements with respect to these products (whereby Sun Life Financial has ceded certain risk to other insurance companies), has economic hedging programs in place, and has diversified its exposure to market changes in either direction, if a significant market shift is experienced within Sun Life Financial’s book of business, these guarantees could have an adverse effect on Sun Life Financial’s financial position and results of operations.

     Sun Life Financial has also assumed some risk, through reinsurance transactions, with respect to certain variable annuity policies issued in the United States by other insurance companies that contain guarantees upon death or annuitization, where the guarantee may vary with, or be triggered by, the market performance of the underlying funds. While Sun Life Financial has established a hedging program for these reinsured policies and established reserves related to these guarantees, such guarantees could have an adverse effect on Sun Life Financial, if a significant market shift is experienced in these reinsurance policies.

Interest Rate Risk

     Movements in interest rates create several interest rate risks for Sun Life Financial’s protection business and the fixed annuity portion of its wealth management business.

     Many of Sun Life Financial’s annuity products contain explicit or implicit guarantees and, if long-term interest rates fall below these guaranteed rates, Sun Life Financial may be required to increase reserves against losses, thereby adversely affecting its results of operations. Interest rate changes can also cause compression of net spread between interest earned on investments and interest credited, thereby adversely affecting Sun Life Financial’s results of operations. Rapid declines in interest rates may result in, among other things, increased asset calls, mortgage prepayments or policy withdrawals and reinvestment at significantly lower yields, which could adversely affect earnings. Interest rate changes can also produce an unanticipated increase in transfers to separate account (variable)

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options or surrenders, which may force Sun Life Financial to sell investment assets at a loss in order to fund such transfers or surrenders and accelerate recognition of expenses related to the acquisition of fixed annuity products.

     Similar risks exist in certain protection products. Interest-sensitive universal life products typically contain an explicit interest rate guarantee. In addition, some universal life products contain secondary guarantees under which cost of insurance charges are guaranteed at certain levels, or coverage is maintained in force so long as a specified minimum premium is paid, even if the account value is depleted. The value of such guarantees increases as interest rates decline.

Effect of Changes in Equity Market Conditions

     Sun Life Financial derives a portion of its revenue from fee income generated by its wealth management business, which is assessed as a percentage of assets under management and therefore varies directly with the value of such assets. Accordingly, fluctuations in the market value of such assets may result in fluctuations in Sun Life Financial’s revenue.

     In addition, Sun Life Financial defers commission expenses associated with the sale of fee-generating products to match the revenue expected to be generated by these products over a period of time. If equity markets remain depressed over a longer term, the expected fee revenue may not be realized and consequently these deferred costs may not be fully recovered.

     Sun Life Financial is exposed to certain equity-market related risks associated with its equity-indexed annuity products which provide for the crediting of interest at rates related to the performance of various equity indices. A substantial decline in the applicable index could prompt holders of equity-indexed annuities to seek to surrender their policies prior to the normal maturity dates. While equity-indexed annuity policies typically provide for early surrender charges and restrictions, an increase in surrenders in such annuities could have an adverse effect on Sun Life Financial. In addition to the risk of surrenders, Sun Life Financial also has a risk that the spread between the investment income earned on its investments and the interest credited declines below profitable levels.

Credit Risk

     Sun Life Financial is subject to credit risk relating to the uncertainty associated with the continued ability of debtors to make timely payments pursuant to the contractual terms underlying debt instruments. Although Sun Life Financial holds predominantly investment-grade bonds and first mortgages, and believes that it maintains prudent issuer diversification, a major economic downturn could result in issuer defaults, potentially leading to increased provisions for losses.

Letters of Credit

     The Company purchases letters of credit in support of certain affiliated reinsurance transactions related to the U.S. individual insurance business. The letters of credit allow credit for reserves ceded under NAIC rules. Changes in the NAIC rules or in the ability to purchase or renew letters of credit may have an adverse impact on the NAIC regulatory capital requirements of the U.S. business.

Asia

     The future success of Sun Life Financial’s businesses in Asia depends in large part on Sun Life Financial’s ability to compete in the disparate markets of Asia which requires appropriate resources, skills, incentives and organization to execute the business strategy. The risks include the availability, depth and retention of resources required for operations, key person concentration, succession planning and project implementation. In addition, the joint venture operations in India and China have risks inherent in joint venture relationships.

Business Continuity and Crisis Management

     Sun Life Financial may experience an abrupt interruption of some or all of its operations caused by unforeseeable and/or catastrophic events that could result in material losses. Losses can impact property, financial assets, trading positions and also key personnel. If Sun Life Financial’s business continuity/crisis management plans cannot be put into action or is ineffective in the circumstances, losses may increase further.

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     Sun Life Financial’s businesses are increasingly dependent on computer and Internet-enabled technology. Although Sun Life Financial has implemented and periodically tests its business continuity/crisis management plans, a sustained failure of one or more of Sun Life Financial’s business systems could materially and adversely impact Sun Life Financial’s business and operations. In addition, because some of Sun Life Financial’s systems interface with and are dependent on third party systems, Sun Life Financial could experience service interruptions if third party systems fail or experience interruptions.

     A serious security breach of Sun Life Financial’s systems could damage Sun Life Financial’s reputation or result in liability. Sun Life Financial retains private and personal information about its customers in its computer and other record retention systems. Although Sun Life Financial has implemented extensive security measures, it may be vulnerable to physical break-ins, computer viruses, programming and/or human errors or similar disruptive problems.

Reinsurance Markets

     The recent tightening of the reinsurance markets may create challenges in maintaining current mortality assumptions and the level of profitability of certain products of Sun Life Financial. Increasing reinsurance rates with a particular emphasis on older age bands have a potential impact on the profitability of Sun Life Financial’s U.S. individual business, which targets this segment of the market.

Dependence on Third Party Relationships

     Sun Life Financial distributes its products through a variety of distribution channels, including broker-dealers, banks, wholesalers, its own internal sales force and other third party marketing organizations. Sun Life Financial has also outsourced certain administrative functions in Canada and the United Kingdom to third parties. An interruption in Sun Life Financial’s continuing relationship with certain of these third parties or the impairment of their reputation or creditworthiness could materially and adversely affect Sun Life Financial’s ability to market and service its products. There can be no assurance that Sun Life Financial would be able to find alternate sources for these distribution and outsourcing arrangements in a timely manner. The financial strength ratings of Sun Life Financial’s insurance company subsidiaries are also a key competitive factor in marketing products and in attracting and retaining agents. Should the financial strength rating of one or more of those insurance subsidiaries decline, Sun Life Financial’s competitive position could be negatively impacted. Additional information concerning the Company’s outsourcing arrangements is provided in SLF Inc.’s 2004 MD&A under the heading “Financial Position and Liquidity — Commitments, Guarantees, Contingencies and Reinsurance Matters.”

Currency Exchange Rate Fluctuations

     As an international provider of financial services, Sun Life Financial operates in a number of countries, with revenues and expenses denominated in several local currencies. In each territory in which it operates, it is Sun Life Financial’s policy to invest in sufficient assets to generally match its aggregate liabilities and minimum surplus requirements in that territory. This approach provides an operational hedge against disruptions in local operations caused by currency fluctuations. However, changes in exchange rates can affect Sun Life Financial’s net income and surplus when results in local currency are translated into Canadian dollars. Strengthening of the Canadian dollar against the currencies of the countries in which it operates could adversely affect Sun Life Financial’s reported net income.

Competition

     The businesses in which Sun Life Financial engages are highly competitive. Sun Life Financial’s products compete not only with those offered by other insurance companies, but with those offered by mutual fund companies, banks, financial planners and other providers. Frequently, competition is on the basis of pricing and service provided to distribution channels. Sun Life Financial has many large and well-capitalized competitors with access to significant resources. Among other things, the competition in these industries throughout the world has resulted in a trend towards the global consolidation of the financial services industry including, in particular, the insurance, banking and investment management sectors. To the extent that consolidation continues, Sun Life Financial will increasingly face more competition from large, well-capitalized financial services companies in each jurisdiction in which it operates. There can be no assurance that this increasing level of competition will not adversely affect Sun Life Financial’s businesses in certain countries. Sun Life Financial reports its results based on Canadian GAAP. Some of the Company’s competitors report on different accounting bases, such as U.S. GAAP. Because of differences in the

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incidence of earnings between different accounting bases, the Company may be at a disadvantage compared to some of its competitors in certain of its businesses.

     In the United States, national banks, with their pre-existing customer bases for financial services products, may, in the future, provide increased competition to insurers, including Sun Life Financial, as a result of, among other things, the Gramm-Leach-Bliley Act of 1999, which removed restrictions on bank affiliations with insurers. With the passage of this legislation, among other things, bank holding companies may acquire insurers. In Canada, the federal government is currently reviewing its policies concerning bank and insurance affiliations and the distribution of insurance products through bank branches and may elect to remove the current restrictions on such affiliations or distribution. The ability of banks to affiliate with insurance companies or, in Canada, to distribute insurance products through their branches, may materially adversely affect all of Sun Life Financial’s products by increasing the number and financial strength of potential competitors.

LEGAL PROCEEDINGS

     A description of the material legal proceedings to which SLF Inc. or its subsidiaries are a party or of which any of their property is subject (including proceedings that are known to be contemplated) is provided in Note 21 to SLF Inc.’s 2004 Consolidated Financial Statements.

ADDITIONAL INFORMATION

     Additional information including Directors’ and officers’ remuneration and indebtedness, principal holders of SLF Inc.’s securities, securities authorized for issuance under equity compensation plans and interests of informed persons in material transactions, if applicable, is contained in SLF Inc.’s information circular for its most recent annual meeting of security holders that involved the election of Directors.

     Additional financial information is provided in SLF Inc.’s MD&A and Consolidated Financial Statements for its most recently completed financial year.

     When SLF Inc. is in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of its securities, SLF Inc. will provide to any person one copy of each of the following documents (the Disclosure Documents) upon request: (i) this AIF and any document or the pertinent pages of any document incorporated by reference herein, (ii) the comparative consolidated financial statements of SLF Inc. for the most recently completed financial year with the accompanying auditor’s report, (iii) any interim consolidated financial statements of SLF Inc. subsequent to the financial statements for its most recently completed financial year, (iv) SLF Inc.’s most recent proxy circular and (v) any other documents incorporated by reference into a preliminary short form prospectus or a short form prospectus. When SLF Inc. has not filed a preliminary short form prospectus or is not in the course of a distribution, it shall provide copies of any of the foregoing Disclosure Documents subject to its right to require persons who are not security holders to pay a reasonable charge. Requests for such copies may be sent to the Corporate Secretary of SLF Inc. at 150 King Street West, 6th Floor, Toronto, Ontario, Canada M5H 1J9. The Disclosure Documents and other additional information related to SLF Inc. is accessible at SLF Inc.’s Web site, www.sunlife.com.

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APPENDIX A

SUN LIFE FINANCIAL INC.

CHARTER OF THE AUDIT AND CONDUCT REVIEW COMMITTEE

Purpose

The Audit and Conduct Review Committee is a standing committee of the Board of Directors whose primary functions are to assist the Board of Directors with its oversight role with respect to:

1.	The integrity of financial statements and information provided to shareholders and others.
2.	The Corporation’s compliance with financial regulatory requirements.
3.	The adequacy and effectiveness of the internal control environment implemented and maintained by management.
4.	The qualifications, independence and performance of the External Auditor who is accountable to the Audit Committee, the Board of Directors and the shareholders.

Membership

The Audit and Conduct Review Committee is comprised of not less than three Directors, including a Committee Chair, appointed by the Board of Directors on an annual basis following each annual meeting. No member of the Committee shall be an officer or employee of the Corporation, or of any affiliate of the Corporation.

Each member of the Committee shall satisfy the applicable independence, financial literacy and experience requirements of the laws governing the Corporation, the stock exchanges on which the Corporation’s securities are listed and applicable securities regulatory authorities.

Any member of the Committee may be removed or replaced at any time by the Board of Directors and the Board of Directors shall fill vacancies on the Committee.

Structure and Operations

A meeting of the Committee may be called at any time by the Non-Executive Chairman of the Board, by the Committee Chair or by two members of the Committee. The Committee meets as frequently as necessary, but not less than four times a year. A quorum at any meeting of the Committee shall be three members and meetings must be constituted so that resident Canadian requirements of the Insurance Companies Act (Canada) are met.

The External Auditor reports to the Committee, receives Notice of, and may attend all Committee meetings. The Committee may hold a private session at each meeting, with the External Auditor without management present and with the Chief Auditor and the Appointed Actuary of the Corporation, without management or the External Auditor present. The Committee may hold a private session at each meeting of the Committee members only. The Committee, in consultation with the Non-Executive Chairman of the Board, may engage any special advisors it deems necessary to provide, at the expense of the Corporation.

On an annual basis, the Committee will review this Charter and the Forward Agenda for the Committee and, where necessary, recommend changes to the Board of Directors for approval. This Charter will be posted on the Corporation’s Web site and the Committee will prepare a report for inclusion in the annual meeting proxy material. The Committee shall undertake and review with the Board of Directors an annual performance evaluation of the Committee.

Committee Chair Position Description

The Committee Chair reviews and approves the agenda for each meeting of the Committee. Agendas are set taking into account the Committee’s Forward Agenda, which is approved annually by the Board of Directors and items noted at prior meetings for Committee consideration. The Committee Chair may consult or meet with the Non-Executive Chairman of the Board, members of management and the External Auditors as part of the agenda and meeting preparation process. The External Auditor and the Chief Auditor may ask the Committee Chair to add items to the agenda.

The Committee Chair presides over Committee meetings, ensuring that there is adequate time at Committee meetings for discussion of relevant issues and for the Committee members to meet privately.

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The Committee Chair or his designate provides a report to the Board on the Committee’s activities following each meeting and presents recommendations to the Board of Directors on matters requiring Board approval including those that are being released to the public.

The Committee Chair is consulted in advance in connection with the appointment, reassignment, replacement and dismissal of the Chief Auditor.

Duties and Responsibilities of the Audit and Conduct Review Committee

1.	Reviews with the management and the External Auditors the interim unaudited consolidated financial statements and Management’s Discussion and Analysis, including a discussion with the External Auditors of those matters required to be discussed under generally accepted auditing standards applicable to the Corporation.
2.	Reviews the Corporation’s earnings press releases.
3.	Reviews with management and the External Auditors following completion of the annual audit:
(a)	the annual audited consolidated financial statements;
(b)	the External Auditor’s audit of the annual consolidated financial statements and their report;
(c)	Management’s Discussion and Analysis;
(d)	any significant changes that were required in the external audit plan;
(e)	any significant issues raised with management during the course of the audit, including any restrictions on the scope of activities or access to information; and
(f)	those matters related to the conduct of the audit that are required to be discussed under generally accepted auditing standards applicable to the Corporation.
4.	Receives a report from the management Disclosure Committee on their quarterly and annual review of financial statements, Management’s Discussion and Analysis and earnings press releases.
5.	Assures itself that the External Auditor is satisfied that the accounting estimates and judgements made by management, and management’s selection of accounting principles, reflect an appropriate application of generally accepted accounting principles.
6.	Discusses with the Appointed Actuary the parts of the annual audited consolidated financial statements prepared by that officer.
7.	Reviews with management and the External Auditor the Corporation’s principal accounting practices and policies.
8.	Reviews the independence of the Chief Auditor and the External Auditor, including the requirements relating to such independence of the laws governing the Corporation and the applicable rules of stock exchanges on which the Corporation’s securities are listed. At least annually, the Committee receives from and reviews with the External Auditor their written statement delineating relationships with the Corporation and, if necessary, recommends that the Board take appropriate action to satisfy itself of the External Auditors’ independence and accountability to the Committee and the Board.
9.	Reviews and approves the Policy Restricting the Use of External Auditors which outlines the services for which the External Auditor can be engaged and the policy regarding the employment of former employees of the External Auditor.
10.	Appraises the performance of the External Auditor, and recommends to the Board the appointment or, if so determined by the Committee, the replacement of the External Auditor, subject to the approval of the shareholders.
11.	Determines, reviews and approves the services to be performed by the External Auditor and the fees to be paid to the External Auditors for audit, audit-related and other services permitted by law and in accordance with the policy issued by the Board restricting the use of the External Auditor.
12.	Reviews with the External Auditor and management the overall scope of the annual audit plan, quality control procedures and the resources that the External Auditor will devote to the audit.
13.	Reviews with the External Auditor any regulatory investigations that pertain to the External Auditor.
14.	Requires management to implement and maintain appropriate internal control procedures, and reviews, evaluates and approves the procedures.
15.	Reviews as required the report by the External Auditor on its findings on the effectiveness of Sun Life Financial’s internal control procedures.
16.	Reviews with management and the Chief Auditor:
(a)	the overall scope of the annual internal audit plan, including its coordination with the External Auditors’ audit plan, and the adequacy of the resources available to the Chief Auditor; and
(b)	the effectiveness of the internal control procedures, including a report thereon received from the Chief Auditor that includes disclosure of any significant changes that were required in the internal audit plan and any significant issues raised with management during the course of the internal audit, including any restrictions on the scope of activities or access to information.

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17.	Reviews investments and transactions that could adversely affect the well-being of the Corporation as the external auditors or management may bring to the attention of the Committee, and meets with the external auditors to discuss any such investments and transactions.
18.	Reviews, and discusses with the Chief Executive Officer and the Chief Financial Officer, the certifications relating to financial disclosure and controls that those officers are required by law to file with securities regulatory authorities.
19.	Reviews, and discusses with the External Auditor and the Appointed Actuary such reports and regulatory returns of the Corporation as may be specified by law.
20.	Reviews matters within its mandate that are addressed in the regular examination and similar reports received from regulatory agencies.
21.	Discusses the qualifications for and determines whether a member of the Committee is a financial expert and in conjunction with the Governance Committee ensures the ongoing financial literacy of Committee members.
22.	Approves procedures established to handle complaints, and anonymous employee submissions, with respect to matters and concerns regarding accounting, internal control and auditing.
23.	Requires management to establish procedures for complying with the related party rules contained in the Insurance Companies Act (Canada) and reviews their effectiveness.
24.	Reviews the practices of the Corporation to ensure that any related party transaction that may have a material effect on the stability or solvency of the Corporation is identified.
25.	Reports to the Superintendent of Financial Institutions on the procedures for complying with the related party rules.
26.	Performs such other duties and exercises such powers as may, from time to time, be assigned or vested in the Committee by the Board, and such other functions as may be required of an audit committee by law, regulations or applicable stock exchange rules.

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APPENDIX B

Policy Restricting the Use of External Auditors

1.	This policy governs all proposals by the Corporation or any of its subsidiaries to engage, as a service provider, the external auditor or any of its affiliates, related businesses or associated persons as defined in the Sarbanes-Oxley Act of 2002 (“S-O Act”) (collectively referred to as the “External Auditor”).

2.	The External Auditor will normally be engaged to provide audit and audit-related services, including advisory services related to the External Auditor’s audit and audit-related work such as advice pertaining to internal audit, tax, actuarial valuation, risk management, and regulatory and compliance matters, subject to the prohibitions contained in the S-O Act and in any other applicable laws, regulations or rules. The S-O Act prohibitions are set out in Appendix 1.

3.	Any engagement of the External Auditor for services that would be legally prohibited by the S-O Act and that was in place at the date this policy was initially established may continue in place until such prohibition becomes operative or it is otherwise prohibited by applicable law, regulation or rule. The Controller will maintain a list of such engagements. The Corporation will not enter into any other such engagements prior to the S-O Act prohibitions becoming operative.

4.	Each engagement of the External Auditor to provide services will require the approval in advance of the Audit Committee of Sun Life Financial Inc. and the audit committee of any affected subsidiary that is itself directly subject to the S-O Act. The Audit Committee may establish procedures regarding the approval process, which will be co-coordinated by the Controller.

5.	The Corporation and its subsidiaries will not employ or appoint as chief executive officer, chief financial officer, controller, chief accounting officer, appointed actuary, or equivalent position within the Corporation or subsidiary, any person who was employed by the External Auditor and who provided any services to the Corporation or any subsidiary at any time during the previous two years.

6.	The Controller is responsible for the application and interpretation of this policy, and should be consulted in any case where there is uncertainty regarding whether a proposed service is, or is not, an audit or audit-related service. The Controller will revise Appendix 1 as required, from time to time, to reflect changes in applicable laws, regulations or rules.

7.	This policy, as amended and restated, is effective from October 30, 2002.

Appendix 1

Sarbanes-Oxley Act of 2002 — Prohibition on services

The External Auditor will be prohibited from providing the following services after the applicable provisions of the S-O Act become operative:
a)	bookkeeping or other services related to the accounting records or financial statements;
b)	financial information systems design and implementation;
c)	appraisal or valuation services, fairness opinions, or contribution-in-kind reports;
d)	actuarial services;
e)	internal audit outsourcing services;
f)	management functions or human resources;
g)	broker or dealer, investment adviser, or investment banking services;
h)	legal services and expert services unrelated to the audit; and
i)	any other service that the Public Company Accounting Oversight Board, to be established under the S-O Act, determines to be impermissible.

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